EXHIBIT 16


                                    KLT LOGO
                            KYLE L. TINGLE, CPA, LLC
                          PERSONAL FINANCIAL PLANNING,
                        BUSINESS SERVICES & TAX PLANNING


February 28, 2005



Mr. Michael Kinley, President
Auteo Media, Inc.
6767 W Tropicana Ave #207
Las Vegas, NV 89103


Dear Mike:

This letter is to confirm my dismissal as auditor of Auteo Media, Inc. (CIK Number 0001093677), effective after the third quarter 2004 filing of the Form 10-QSB.

At this time, there are no accounting disagreements on the financial statements prepared by this firm and filed with the Securities and Exchange Commission. I will be willing to cooperate with successor accountant to try to make a smooth transition for future filings.

I have returned to you all original records provided to me in previous engagements. My working paper files are the property of my firm. These will be maintained by me in accordance with my retention policy. I will consider any requests for copies of documents in out working paper files from you or the succesor firm. However, providing such copies is at my discretion. Reasonable copying costs will be due and payable on a COD basis for any documents the successor auditor may require.

If you have any questions regarding this communication, please contact Kyle L. Tingle at 702/450-2200.

Sincerely,



/s/ KYLE L. TINGLE, CPA, LLC
    ________________________
    Kyle L. Tingle, CPA, LLC



        P.O. BOX 50329 o HENDERSON, NEVADA 89016 o PHONE: (702) 450-2200
                              FAX: (702) 436-4218
                        E-MAIL: ktingle@kyletinglecpa.com